Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this registration statement on Form S-8 of Wave Systems Corp. of our report dated March 26, 1999 relating to the balance sheets of Wave Systems Corp. as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and for the period from February 12, 1988 (date of inception) to December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Wave Systems Corp.


                                                  /s/ KPMG LLP

                                                      KPMG LLP

Boston, Massachusetts
October 7, 1999